Exhibit 4.04

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of May 30, 2003 by and between Interwoven, Inc., a Delaware corporation (“Parent”), and the entities listed on Exhibit A attached hereto (the “Holders”).

RECITALS

A. This Agreement is entered into pursuant to that certain Agreement and Plan of Merger dated as of May 30, 2003 (the “Merger Agreement”) by and among Parent, Maryland Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and MediaBin, Inc., a Georgia corporation (“Company”). Terms used herein but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

B. The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Company in a statutory merger (the “Merger”).

C. In the Merger, all outstanding shares of Company Common Stock will be converted into the right to receive, and will be exchangeable for cash and up to $1,075,000 of principal amount of indebtedness owed to the Holders may be converted into, shares of Parent Common Stock pursuant to the terms of the Subscription Agreement dated as of the date hereof among Parent and each of the Holders (the “Subscription Agreement”).

D. As an inducement for the Holders to agree to enter into the Subscription Agreement, to agree to the restrictions on resale of the shares of Parent Common Stock issued thereunder, to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, Parent desires to grant the registration rights to the Holders as contained herein.

E. This Agreement will be effective as of the closing of the Merger.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Definitions and References.

Unless otherwise defined herein, the capitalized terms in this Agreement have the same meanings given to them in the Merger Agreement. For purposes of this Agreement, in addition to the definitions set forth elsewhere herein, the following terms shall have the following respective meanings:

(a) “Form S-3” means a registration statement filed under Form S-3 under the Securities Act, as such is in effect at the Effective Time, or any successor form of registration statement under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of a substantial amount of information by reference to other documents filed by Parent with the SEC.

(b) “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(c) “Registrable Securities” means the shares of Restricted Stock; excluding in all cases, however, from the definition of “Registrable Securities” any such shares that are: (w) registered under the Securities Act other than pursuant to a registration statement filed pursuant to this Agreement; (x) sold by a person in a transaction in which rights under this Agreement with respect to such shares are not assigned in accordance with the terms of this Agreement; (y) sold pursuant to a registration statement filed pursuant to this Agreement; or (z) sold pursuant to Rule 144 promulgated under the Securities Act or otherwise sold to the public. Only shares of Parent Common Stock shall be Registrable Securities. Except as provided in the definition of Restricted Stock below, without limitation, the term “Registrable Securities” does not include any shares of Parent Common Stock that were not issued under the Subscription Agreement.

(d) “Restricted Stock” means (i) the shares of Parent Common Stock that are issued to the Holders pursuant to Section 2.1 of the Subscription Agreement and (ii) any shares of Parent Common Stock that may be issued as a dividend or other distribution (including shares of Parent Common Stock issued in a subdivision and split of outstanding shares of Parent Common Stock) with respect to, or in exchange for, or in replacement of, shares of Parent Common Stock described in clause (i) of this Section 1(d) or in this clause (ii).

(e) “Rule 415” means Rule 415 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar or successor rule or regulation hereafter adopted by the SEC.

(f) “Securities Act” means the Securities Act of 1933, as amended.

2. Form S-3 Holder Registration.

(a) Filing and Registration Period. Subject to the terms and conditions of this Agreement, Parent will use best efforts to, within 15 business days after the Closing Date, prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the “Registration”). Parent shall use commercially reasonable efforts to cause the Registration to be declared effective as soon as practicable after its filing. Parent shall use commercially reasonable efforts to keep the Registration continuously effective under the Securities Act for a continuous period of time (such period of time being hereinafter called the “Registration Period”) commencing on the date the Registration is declared effective under the Securities Act by the SEC and ending on the one-year anniversary of the Closing Date. The Registration Period shall be extended by the length of any Suspension Period(s) (as defined in Section 2(e)). Parent shall have no duty or obligation to keep the Registration effective after the expiration of the Registration Period. Parent will only be obligated to prepare and file with the SEC one registration pursuant to this Section 2(a).

(b) Supplements and Amendments. Subject to the provisions of Section 2(e) during the Registration Period Parent shall supplement and amend the Registration if, as and when required by the Securities Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to the registration form used by Parent for the Registration.

(c) Timing and Manner of Sales. Any sale of Registrable Securities pursuant to the Registration under this Section 2 may be made only during the Registration Period. In addition, any sale of Registrable Securities pursuant to a Registration under this Section 2 may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the registration statement for the Registration and permitted by such form of registration statement. Subject to Section 2(d) below, the method or methods of distribution of Registrable Securities that are described in the registration statement will be provided by Holders holding a majority of the Registrable Securities. Subject to Section 3 below or any other agreements between the Holder and Parent or the Surviving Corporation, notwithstanding the terms and conditions of this Agreement, a Holder may also sell Registrable Securities in a bona fide private offering if the selling Holder provides Parent with a written opinion of legal counsel, satisfactory to Parent’s legal counsel acting in a reasonable manner, that such offer and sale is an exempt transaction under the Securities Act and applicable state securities laws, complies with all requirements for such exemptions and is not made with use of the prospectus for the Registration.

(d) No Underwritings. No sale of Registrable Securities under the Registration effected pursuant to this Section 2 may be effected pursuant to any underwritten offering without Parent’s prior written consent, which may be withheld in its sole and absolute discretion.

(e) Suspension. If Parent determines pursuant to the good faith judgment of its Board of Directors, that it would be seriously detrimental to Parent and its stockholders for resales of Registrable Securities to be made pursuant to the Registration due to (A) the existence of a material development or potential material development with respect to or involving Parent which Parent would be obligated to disclose in the prospectus contained in the Registration, which disclosure would, in the good faith judgment of Parent’s Board of Directors, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect upon Parent and its stockholders, or (B) the occurrence of any event that makes any statement made in the Registration or prospectus related thereto, or any document incorporated or deemed to be incorporated therein by reference, untrue in any material respect or that requires the making of any changes in the Registration or the prospectus relating thereto so that it will not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then Parent shall deliver to all Holders a certificate in writing to the effect of the foregoing and, upon receipt of such certificate, the use of the Registration and the prospectus related thereto will be deferred or suspended and will not recommence until (1) all Holders receive from Parent copies of the supplemented or amended prospectus related to the Registration or (2) all Holders are advised in writing by Parent that the prospectus related to the

Registration may be used. Parent will use its commercially reasonable efforts to ensure that the use of the Registration and the prospectus related threreto may be resumed as soon as practicable. The time during which use of the Registration is deferred or suspended is defined herein as the “Suspension Period(s).”

3. Restrictions on Resale.

(a) Resale Restriction. Each Holder agrees that, subject to the following sentence, during the period beginning from the Closing Date and continuing to and including the date that is the 90 days after the Closing Date, it will not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase, make any short sale, encumber, transfer or otherwise dispose of any shares of Restricted Stock (other than transfers to persons to whom rights under this Agreement may be assigned pursuant to Section 12, provided that such transfer shall not impose any additional burden on Parent). This restriction will expire as to 33% of each Holder’s shares of Restricted Stock (rounded to the nearest whole share) at the close of business on the date 30 days after the Closing Date, and as to an additional 33% of each Holder’s shares of Restricted Stock (rounded to the nearest whole share) at the close of business on the date 60 days after the Closing Date.

(b) Prohibition on Hedging Transactions. The foregoing restriction contained in Section 3(a) is expressly agreed to preclude the Holders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of a Holder’s shares of Restricted Stock even if such shares would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of a Holder’s shares of Restricted Stock or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

4. Limitations.

Notwithstanding the provisions of Section 2, Parent shall not be obligated to effect any registration, qualification or compliance of Registrable Securities, pursuant to Section 2, and the Holders shall not be entitled to sell Registrable Securities, pursuant to any registration statement filed under Section 2:

(a) if Form S-3 is not then available for such offering by the Holders;

(b) if Parent shall furnish to the Holders a certificate signed by the chief executive officer of Parent stating that, in the good faith judgment of the chief executive officer, it would be seriously detrimental to Parent and its stockholders for the Registration to be in effect at such time, due, for example, to the existence of a material development or potential material development with respect to or involving Parent which Parent would be obligated to disclose in the prospectus contained in the Registration, which disclosure would, in the good faith judgment of such officer, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect upon Parent and its stockholders, in which event

Parent will have the right to defer the filing of the Registration for a period of not more than 60 days after delivery of such certificate to the Holders;

(c) if Parent is acquired and shares of Parent Common Stock cease to be publicly traded;

(d) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Parent is already subject to service of process in such jurisdiction; or

(e) if the SEC refuses to declare such registration effective due to the participation of any particular Holder in such registration (unless such Holder withdraws all such Holder’s Registrable Securities, from such registration statement) or if the manner in which any Registrable Securities are disposed of pursuant to the Registration is not included within the plan of distribution set forth in the prospectus for the Registration.

5. Shares Otherwise Eligible for Resale.

Notwithstanding anything herein to the contrary, Parent shall not be obligated to effect or continue to keep effective any such registration, registration statement, qualification or compliance with respect to the Registrable Securities held by any particular Holder:

(a) if all Registrable Securities, then held by such Holder may be resold by such Holder within a three-month period without registration under the Securities Act pursuant to the provisions of Rule 144 promulgated under the Securities Act (or successor provisions), or otherwise; or

(b) after expiration or termination of the Registration Period.

6. Expenses.

Parent shall pay all expenses incurred in connection with any registration effected by Parent pursuant to this Agreement (excluding brokers’ discounts and commissions), including all filing, registration and qualification fees, printers’ and accounting fees, and fees and expenses of counsel for Parent.

7. Obligations of Parent.

Subject to Section 2, when required to effect the registration of any Registrable Securities, under the terms of this Agreement, Parent will, as expeditiously as reasonably possible:

(a) furnish to the Holders such number of copies of the prospectus for the Registration, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities;

(b) notify each Holder promptly by electronic mail, if the Holder has provided a valid email address, and, if requested by such Holder, confirm such notification in writing promptly (i) when the Registration has become effective and when any post-effective amendments and supplements thereto become effective (except with respect to a post-effective amendment filed to terminate an offering following expiration of the Registration Period), (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to the Registration that has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration or the initiation of any proceedings for that purpose, (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of any determination by Parent that a post-effective amendment to the Registration would be appropriate (except with respect to a post-effective amendment filed to terminate an offering following expiration of the Registration Period);

(c) use all commercially reasonable efforts to (i) Register and qualify the securities covered by the Registration, as applicable, under such other securities or blue sky laws of such jurisdictions in the United States as will be reasonably requested by the Holders; provided, however, that Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless Parent is already so qualified or subject to service of process, respectively, in such jurisdiction; and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities, including the National Association of Securities Dealers, as may be necessary by virtue of Parent’s business and operations; provided, however, that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (c), (B) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation, or (C) consent to general service of process in any such jurisdiction where it has not otherwise consented to general service of process except as may be required by the Securities Act;

(d) promptly notify each Holder covered by the Registration when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, subject to the provisions of this Agreement, at the request of any Holder, prepare and furnish to each Holder a reasonable number of copies of a supplement to or an amendment of the prospectus as may be necessary to correct the untrue statement or omission; and

(e) upon the request of any Holder, promptly provide the name, address and other contract information regarding Parent’s transfer agent for the Registrable Securities, and the CUSIP number for the Registrable Securities.

8. Furnish Information.

It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Agreement that the selling Holders will furnish to Parent such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition and plan of distribution of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities (the “Holders Information”). The Holders will use best efforts to provide Parent with the Holders Information prior to the Closing Date.

9. Delay of Registration.

No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration that is the subject of this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

10. Indemnification.

(a) By Parent. To the extent permitted by law, Parent will indemnify, defend and hold harmless each Holder against any losses, claims, damages or liabilities to which such Holder may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference in, a registration statement filed by Parent pursuant to this Agreement pursuant to which Registrable Securities are sold, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state in such registration statement, preliminary prospectus or final prospectus, or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any U.S. federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities law in connection with the offering of Registrable Securities covered by such registration statement;

and Parent will reimburse each such Holder for any legal or other expenses reasonably incurred by such Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the indemnity agreement contained in this Section 10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without Parent’s written consent (which consent shall not be unreasonably withheld), nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by such Holder.

(b) By Selling Holders. To the extent permitted by law, (i) each selling Holder will indemnify and hold harmless Parent, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Parent within the meaning of the

Securities Act, any underwriter and any other Holder selling securities under such registration statement, against any losses, claims, damages or liabilities to which Parent or any such director, officer, controlling person, underwriter or other such Holder may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder; (ii) and each such Holder will reimburse Parent or any such director, officer, controlling person, underwriter or other Holder for any reasonable attorneys’ fees and other expenses reasonably incurred by Parent or any such director, officer, controlling person, underwriter or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the indemnity agreement contained in this Section 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Holders of a majority of the Registrable Securities held by all Holders (which consent shall not be unreasonably withheld), nor shall Holder be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished for use in connection with such registration by Parent. Each selling Holder’s liability pursuant to this Section 10 shall be limited to an amount equal to the net proceeds received by such selling Holder pursuant to sales under the registration statement.

(c) Notice. Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action (including any governmental action) against such indemnified party, such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is Parent, Parent shall have the right and obligation to control the defense of such action, and if Parent fails to defend such action it shall indemnify and reimburse the selling Holders for any reasonable attorneys’ fees and other expenses reasonably incurred by them in connection with investigating or defending such action; provided, however, that: (i) Parent shall also have the right, at its option, to assume and control the defense of any action with respect to which Parent or any person entitled to be indemnified by the selling Holders under Section 10(b) is entitled to indemnification from the selling Holders; (ii) the indemnified party or parties shall have the right to participate at its own expense in the defense of such action and (but only to the extent agreed in writing with Parent and any other indemnifying party similarly noticed) to assume the defense thereof with legal counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own legal counsel, with the fees and expenses of such legal counsel to be paid by the indemnifying party, if representation of such indemnified party by the legal counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interest between such indemnified party and any other party represented by such legal counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10, but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 10.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Parent and the Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the “Amended Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage in the action giving rise to indemnity claims under this Section 10, at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (1) a Holder or any controlling person of a Holder, makes a claim for indemnification pursuant to this Section 10 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 10 provides for indemnification in such case or (2) contribution under the Securities Act may be required on the part of a Holder or any such officer, director or controlling person in circumstances for which indemnification is provided under this Section 10; then, and in each such case, Parent and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative faults of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by Parent, on the one hand, or by such Holder, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 10(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding any other provision of this Section 10, (A) no Holder will not be required to contribute any amount in excess of the public offering price of all Registrable Securities offered and sold by such Holder pursuant to such registration statement less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of Parent and the Holders under this Section 10 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement, and otherwise for a period of 3 years following the closing date of the Merger.

11. Duration, Effective Time and Termination.

Parent will have no obligations pursuant to Section 2 with respect to effecting or inclusion of Registrable Securities in a registration or to maintain or continue to keep effective any registration or registration statement: (a) after the expiration or termination of the Registration Period; (b) with respect to a particular Holder if all such Registrable Securities proposed to be sold by such Holder may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act or otherwise; or (c) if all Registrable Securities have been registered and sold pursuant to a registration effected pursuant to this Agreement and/or have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement. This Agreement is effective as of the closing of the Merger, will have no force and effect if the Merger does not occur. This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement, (ii) the termination of the Subscription Agreement, and (iii) the satisfaction in full of Parent’s obligations under Section 2 (other than the provisions of Section 10 which shall survive such termination).

12. Assignment.

Notwithstanding anything herein to the contrary, the rights of a Holder hereunder may be assigned only with Parent’s express prior written consent, which may be withheld in Parent’s sole discretion; provided, however, that the rights of a Holder hereunder may be assigned without Parent’s express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that the assignee first agrees in writing to be bound by all the obligations of the Holders hereunder. Any attempt to assign any rights of a Holder hereunder without Parent’s express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are “Permitted Assignees” for purposes of this Section: (a) a trust whose beneficiaries consist solely of a Holder and such Holder’s immediate family; (b) the personal representative (such as an executor of a Holder’s will), custodian or conservator of a Holder, in the case of the death, bankruptcy or adjudication of incompetency of that Holder; (c) immediate family members of a Holder; (d) partners of a Holder that is a partnership; or (e) members of a Holder that is a limited liability company.

13. Governing Law, Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement may be brought in the courts of the State of Delaware and federal courts located in the State of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purpose thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INTERWOVEN, INC.:		HOLDERS: VENTUROS AS

By:	/s/ Martin Brauns	By:	/s/ Rune Dybesland
Name:	Martin Brauns	Name:	Rune Dybesland
Title:	President and CEO	Title:	CFO

GLASTAD HOLDING, LTD.

		By:	/s/ Endre Glastad
		Name:	Endre Glastad
		Title:	Board Member

GEZINA AS

		By:	/s/ Erik Engebretsen
		Name:	Erik Engebretsen
		Title:	CEO